 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 10, 2016

SPX FLOW, INC.
(Exact Name of Registrant as specified in Charter)

Delaware	1-37393	47-3110748
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification No.)

13320 Ballantyne Corporate Place
Charlotte, North Carolina 28277
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (704) 752-4400

NOT APPLICABLE
(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.
On February 10, 2016, SPX FLOW, Inc. (the “Company”) issued the press release attached as Exhibit 99.1 hereto and incorporated herein by reference.
The press release incorporated by reference into this Item 2.02 contains disclosure regarding free cash flow from operations, defined as net cash from operations less capital expenditures. The press release also contains disclosure regarding adjusted free cash flow from operations, defined as free cash flow excluding pension payments, net of tax benefit, the Company is required to make to two officers who departed the Company in 2015. The Company’s management believes that free cash flow from operations is a useful financial measure for investors in evaluating the cash flow performance of multi-industrial companies, since it provides insight into the cash flow available to fund such things as equity repurchases, dividends, mandatory and discretionary debt reduction and acquisitions or other strategic investments. The Company's management also believes adjusted free cash flow from operations to be a useful measure because excluding one-time pension payments, net of tax benefit, makes comparisons to other periods more meaningful, as free cash flow without adjusting for this item is not indicative of the Company's ongoing performance. In addition, although the use of free cash flow from operations and adjusted free cash flow from operations are limited by the fact that the measures can exclude certain cash items within management’s discretion, each is a factor used by the Company’s management in internal evaluations of the overall performance of its business. Neither free cash flow from operations nor adjusted free cash flow from operations is a measure of financial performance under accounting principles generally accepted in the United States (“GAAP”), and neither should be considered a substitute for, and both should be used in combination with, cash flows from operating activities as determined in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies.
The press release also contains disclosure regarding organic revenue growth (decline), defined as revenue growth (decline) excluding the effects of foreign currency fluctuations and acquisitions/divestitures. The Company’s management believes that this metric is a useful financial measure for investors in evaluating its operating performance because excluding the effect of currency fluctuations and acquisitions/divestitures, when read in conjunction with the Company’s revenues, presents a useful tool to evaluate the Company’s ongoing operations and provides investors with a tool they can use to evaluate the Company’s management of assets held from period to period.  In addition, organic revenue growth (decline) is one of the factors the Company’s management uses in internal evaluations of the overall performance of its business. This metric, however, is not a measure of financial performance in accordance with GAAP and should not be considered a substitute for revenue growth (decline) as determined in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies.
The press release also contains disclosure of EBITDA. The Company views EBITDA, when read in conjunction with net income, as giving investors a useful tool to assess the health and prospects of the Company. Additionally, the Company’s management uses EBITDA as a measure of the Company’s performance. EBITDA does not provide investors with an accurate measure of, and should not be used as a substitute for, the Company’s net income as determined in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies.
Refer to the tables included in the press release for the components of each of the Company’s non-GAAP amounts referred to above, and for the reconciliations of these amounts to their respective comparable GAAP measures.
The information in this Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.
Item 2.05.  Costs Associated with Exit or Disposal Activities.
On February 10, 2016, the Company announced its intent to further optimize its global footprint, streamline business processes and reduce selling, general and administrative expense through a global realignment program. The two year realignment program is intended to reduce costs across operating sites and corporate and global functions by making structural changes which allow the Company to operate more efficiently. In connection with the realignment program, the Company plans to recognize pre-tax charges to earnings of approximately $60 million in 2016, and an additional $40 million in 2017. The realignment actions associated with these charges are expected to be substantially complete by the end of 2017.

Item 9.01.  Financial Statements and Exhibits.

Exhibit Number	Description

99.1	Press Release issued February 10, 2016, furnished solely pursuant to Item 2.02 of Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPX FLOW, Inc.

Date: February 10, 2016	By:	/s/ Jeremy W. Smeltser
Jeremy W. Smeltser
Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued February 10, 2016, furnished solely pursuant to Item 2.02 of Form 8-K.